Exhibit 99.1

Tingo Group, Inc. Reports First Quarter 2023 Financial Results

Net Revenues for the First Quarter 2023 amounted to $851.2 Million, an increase of 8,801% Compared to Q1 2022

Operating Profit for the First Quarter Increased to $260.7 Million

Acquisition of Tingo Foods on February 9, 2023, added $577 Million in revenue to Further Accelerate Growth in Group Revenues and Earnings

Management to Host Conference Call Today at 8:00 a.m. Eastern Time

MONTVALE, NJ – May 15, 2023 – Tingo Group, Inc. (NASDAQ: TIO) (“Tingo” or the “Company”) today announced its financial results for the quarter ended March 31, 2023.

Following the completion of the acquisition of 100% of Tingo Mobile Limited (“Tingo Mobile”) on November 30, 2022, today’s results are the first to present a full quarter of consolidated financial statements of Tingo and Tingo Mobile. In addition, today’s results include the consolidated financials of Tingo Food’s results for approximately two months from the completion of its acquisition by the Company on February 9, 2023, to March 31, 2023.

Highlights & Recent Developments

Financial Results

●	Tingo Group cash and cash equivalents balance at March 31, 2023, amounted to $780.2 million, an increase of $279.9 million in the quarter, compared to $500.3 million at December 31, 2022.

●	Net revenues of Tingo Group for the first quarter 2023 were $851.2 million, compared to $9.6 million for the first quarter 2022, up 8,801%.

●	Gross profit of Tingo Group for the first quarter 2023 was $386.9 million, compared to gross profit of $1.3 million for the first quarter 2022.

●	Operating profit of Tingo Group for the first quarter 2023 was $260.7 million, compared to a loss of $10.0 million for the first quarter 2022.

●	EBITDA[1] of Tingo Group for the first quarter 2023 was $372.2 million, compared to a EBITDA[1] Loss of $8.9 million for the first quarter 2022.

●	EBITDA[1] per share attributable to Tingo Group for the first quarter 2023 was $2.31 based on the weighted average shares outstanding at March 31, 2023, and $0.71 per share on a fully diluted basis.

●	Profit after tax per share attributable to Tingo Group for the first quarter 2023 was $1.10 based on the weighted average shares outstanding at March 31, 2023, and $0.33 per share on a fully diluted basis.

●	On April 27, 2023, Tingo Group reported the Deloitte audited financial results of Tingo Foods for the approximate four-month period from its inception in September 2022 to December 31, 2022.

●	Net revenues of Tingo Foods itself for the period from the date of acquisition by the Company on February 9, 2023, until March 31, 2023 (approximately two months), were $577.2 million, as compared to $466.2 million for the approximate four-month period from its inception in September 2022 to December 31, 2022.

●	Tingo Foods operating profit for the approximate two-month period from its date of acquisition until March 31, 2023, was $143.4 million, as compared to $50.7 million for the approximate four-month period from its inception in September 2022 to December 31, 2022

●	Tingo Mobile increased the number of customers on its Nwassa Agri Fintech platform to 12 million at March 31, 2023, from 11.4 million at December 31, 2022.

[1]	EBITDA (Earnings Before Interest Tax Depreciation and Amortization) is considered a non-GAAP measure of financial performance). See reconciliation of EBITDA to Operating Profit in the summarized financial results below.

Operational Milestones

●	Acquired 100% ownership of Tingo Foods Plc on February 9, 2023, further strengthening the Tingo Group agri ecosystem. Tingo Foods purchases agricultural produce from the farmer customers of Tingo Mobile and processes the produce into finished food products, which can then either be sold domestically, or supplied to Tingo DMCC for export.

●	Tingo Foods, together with its joint venture construction partner on the new state-of-the-art $1.6 billion food processing facility, celebrated the breaking of ground with a foundation laying ceremony attended by various representatives of local government and Nigeria’s Ministry of Agriculture. Since then, significant progress has been made on the construction of the facility including the installation of infrastructure, drainage, water supply and the foundations of its numerous buildings. With construction work progressing as scheduled, the new food processing facility, to be operated exclusively by Tingo Foods, is on timetable and anticipated to open by mid-2024.

●	Tingo Foods entered into a partnership with Evtec Energy Plc, which has committed to build a $150 million net zero carbon emission solar plant to provide a sustainable and low-cost energy source to power Tingo Foods’ $1.6 billion food processing facility.

●	Tingo Mobile signed an exclusive agreement with Prime Commodity Exchange (PCX) and All Farmers Association of Nigeria (AFAN), securing considerable additional supply of produce for Tingo Foods and Tingo DMCC, as well as nationwide warehousing facilities and enhanced commodity trading opportunities.

●	Soft launched a beta version of the TingoPay Super App and a digital Tingo Visa card, supported by a pan-African partnership with Visa, which once fully tested and rolled out will offer retail customers a range of payments services, an e-wallet, and a variety of value-added services. TingoPay, with Visa, will also offer a full range of merchant services to businesses, including to Tingo Mobile’s farmers.

●	Achieved an advanced stage on the aggregation of significant bulk volumes of agricultural produce from Tingo Mobile’s farmers to facilitate Tingo DMCC’s imminent completion of its first export transaction.

●	Announced a corporate name change to Tingo Group, Inc., accompanied by a change of ticker symbol from “MICT” changing to “TIO”.

●	Engaged legal counsel and a team of expert advisors in February 2023 to investigate market manipulation and unlawful naked short selling of stock and take appropriate action.

●	Commenced plans to address considerable disconnect between share price and financial performance, including the possible implementation of a range of measures such as a regular dividend program, a special dividend and a share buyback plan.

Darren Mercer, Chief Executive Officer of Tingo Group, commented, “As mentioned previously, the completion of our acquisition of 100% of Tingo Mobile on November 30, 2022, was a prodigious and transformative event for us, making us immediately profitable. We then went on to achieve another major milestone when we acquired 100% of Tingo Foods on February 9, 2023, which further strengthened our seed-to-sale eco-system and significantly increased our dominance in the agri fintech marketplace.

“With the completion of the Tingo Foods acquisition, and the consummation of the subsequent PCX and AFAN partnership, I am delighted to say that the first quarter of 2023 has exceeded all our expectations, not only in terms of financial performance, as evidenced by today’s announced results, but also strategically and operationally.

“The Tingo eco-system is already reaping significant benefits from the addition of Tingo Foods, not only as Tingo Foods constitutes a considerable source of crop-offtake for Tingo Mobile’s farmers, but because of its ability to process crops that don’t meet retail grade and would otherwise be wasted. These factors, together with the material difference Tingo Mobile makes towards improving farmer’s crop yields, enable our farmers to benefit from an increase in income and financial upliftment. At the same time Nigeria, at a national level, gains access to substantial quantities of domestically produced food that would historically have been imported at far higher prices. On the supply side, we are developing Tingo Foods on an immense scale with the aim of enabling it to satisfy a large part of the domestic food demand of Nigeria’s more than 200 million population, as well as the considerable capacity of our Tingo DMMC export and commodity trading business, and the multi-billion-dollar market that it serves.

“Our recently announced partnership deal with PCX and AFAN is expected to further strengthen our eco-system, adding substantial value to three of our most important business segments, Tingo Mobile, Tingo Foods and Tingo DMCC. Through the partnership’s nationwide network of warehouses, which is targeted to grow to 80,000 sites over the next two years, we have the opportunity to reduce the post-harvest losses of Tingo Mobile’s farmers by giving them access, for the first time, to world-class goods handling and storage facilities, while also delivering a more efficient supply of produce to Tingo Foods and Tingo DMCC. In addition, our right of first refusal over the produce in the partnership’s warehouses is expected to provide vast quantities of supply, supporting the rapid growth of our export activities, as well as meeting the input needs of Tingo Foods, including for its new processing facility.

“Having exceeded our own expectations in the first quarter of 2023 and started the second quarter strongly, and again ahead of expectations, we are very excited for the future. It is important to note that our outlook and optimism are underpinned by the unique and dominant position we have achieved through our ecosystem, which locks in significant increases in food supply, and our unrivalled warehousing and logistics infrastructure. This gives me and the Board great confidence that we will deliver against our upwardly revised growth projections for 2023 and beyond.

“As previously mentioned, the Board have been concerned for some time about the disconnect between our share price and our true value. While the share price has improved somewhat, our results, together with recent developments and continued pace of growth, strongly indicate there is still some considerable way to go. Moreover, with the levels of free cash flow being generated, together with the imminent commencement of our pipeline of exports, the Board and I believe the Company’s strong balance sheet and dollarization, should soon enable us to finalize our plans for addressing the disconnect.”

Dozy Mmobuosi, Founder & CEO of Tingo Mobile and Tingo Foods, added: “I am exceptionally pleased with the tremendous progress we achieved during the first quarter of 2023, and with the strong start we have made to the second quarter. I am also delighted with the plans and initiatives we have in the pipeline including, in particular, the completion of our first of many export orders.

“Bringing Tingo Foods into the Tingo Group was a further major milestone in our expansion; I have long had the vision for Tingo Foods to be the largest and most advanced food processing business on the African continent and, hopefully one day, in the world. As can be seen from today’s results, Tingo Foods is already growing at an impressive rate, which we expect to build on through the addition of several new food and beverage products planned for launch in the second half of this year. There will though undoubtedly be a major step-change in the business’s expansion when our state-of-the-art food processing facility comes online in 2024 and I am pleased to say that construction is progressing well and on schedule.

“I believe that the further strengthening of our relationship with AFAN, through our new tri-partite agreement with AFAN and PCX, is another major milestone, not only as I believe it will deliver substantial additional revenues and profits to several of the businesses within our group, but I also believe it will materially increase food production levels, for example, through reductions in post-harvest losses and improvements in supply chain efficiencies. At the same time I also believe the partnership will help us deliver against many aspects of our mission statements and ESG commitments, including in terms of improving food security, reducing food poverty and delivering financial upliftment.

“With the expected considerable impact of the commencement of our export pipeline together with the new AFAN and PCX partnership, the further development of Tingo Foods, and the forthcoming launches of our Nwassa and TingoPay Apps with Visa, I am very excited and optimistic about our prospects for the near-term and long-term future.”

First Quarter 2023 Financial Review

●	Net revenues for the three months ended March 31, 2023, were $851.2 million, compared to $9.6 million in the prior year quarter, an increase of 8,801%. The increase is mainly attributable to the addition of the Tingo Mobile and Tingo Foods acquisitions, which completed on December 1, 2022 and February 9, 2023, respectively.

●	Gross profit for the first quarter 2023 was $386.9 million, or 45% of revenues, compared to $1.3 million, or 13% of revenues, in the prior year. The increase is mainly attributable to the addition of the Tingo Mobile acquisition.

●	Selling & marketing expenses for the three months ended March 31, 2023, were $85.1 million as compared to $2.5 million for the three months ended March 31, 2022. The increase was due to an increase in marketing expenses for the Company’s insurance businesses and the inclusion of sales and marketing expenses for Tingo Foods and Tingo Mobile, which was offset in part by a decrease in marketing expenses for the stock trading businesses.

●	General and administrative expenses were $29.6 million in the first quarter 2023, compared to $7.3 million in the first quarter 2022, which is mainly attributed to the addition of such costs from Tingo Mobile and Tingo Foods, and share based payments totalling $6.7 million.

●	Operating profit for the for the three months ended March 31, 2023, was $260.7 million versus an operating loss of $10.0 million for the prior year. The increase in profit from operations is mainly attributed to the acquisitions of Tingo Mobile and Tingo Foods, as explained above.

●	Net income for the three months ended March 31, 2023, was $176.7 million compared to a net loss of $8.7 million for the three months ended March 31, 2022, which is primarily as a result of the acquisitions of Tingo Mobile and Tingo Foods.

●	Consolidated EBITDA[1] for the three months ended March 31, 2023, was $372.2 million compared to Consolidated EBITDA[1] Loss of $8.9 million for the three months ended March 31, 2022.

●	As of March 31, 2023, the Company’s cash and cash equivalents on a consolidated basis was approximately $780.2 million, compared to $500.3 million at December 31, 2022. This reflects an increase of $279.8 million in cash and cash equivalents, which is attributable to the acquisition of Tingo Mobile and Tingo Foods.

First Quarter 2023 Results Conference Call

Tingo Group CEO, Darren Mercer, Tingo Mobile and Tingo Foods Founder & CEO, Dozy Mmobuosi, and Tingo Group CFO, Kevin Chen, will host the conference call, followed by a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

Questions for the question-and-answer session will be accepted leading up to the call and can be submitted to TIO@mzgroup.us.

To access the call, please use the following information:

Date:	Monday May 15, 2023
Time:	8:00 a.m. Eastern Time (5:00 a.m. Pacific Time)
Dial-in:	1-877-704-4453
International Dial-in:	1-201-389-0920
Conference Code:	13738379
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1611708&tp_key=5bf5cec732

A telephone replay will be available approximately two hours after the call and will run through June 15, 2023, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 13738379. The replay can also be viewed through the webcast link above and the presentation utilized during the call will be available in the company’s investor relations section here.

About Tingo Group

Tingo Group, Inc. (NASDAQ: TIO) is a global Fintech and Agri-Fintech group of companies with operations in Africa, Southeast Asia and the Middle East. Tingo Group’s wholly owned subsidiary, Tingo Mobile, is the leading Agri-Fintech company operating in Africa, with a comprehensive portfolio of innovative products, including a ‘device as a service’ smartphone and pre-loaded platform product. As part of its globalization strategy, Tingo Mobile has recently begun to expand internationally and entered into trade partnerships that are contracted to increase the number of subscribed farmers from 9.3 million in 2022 to more than 32 million, providing them with access to services including, among others, the Nwassa ‘seed-to-sale’ marketplace platform, insurance, micro-finance, and mobile phone and data top-up. Tingo Group’s other Tingo business verticals include: TingoPay, a SuperApp in partnership with Visa that offers a wide range of B2C and B2B services including payment services, an e-wallet, foreign exchange and merchant services; Tingo Foods, a food processing business that processes raw foods into finished products such as rice, pasta and noodles; and Tingo DMCC, a commodity trading platform and agricultural commodities export business based out of the Dubai Multi Commodities Center. In addition to its Tingo business verticals, Tingo Group also holds and operates an insurance brokerage platform business in China, with 130+ offices located in China’s cities and major towns; and Magpie Securities, a regulated finance services Fintech business operating out of Hong Kong and Singapore. For more information visit tingogroup.com.

Disclaimer

The information in this news release includes certain information and statements about management and the Board's view of future events, expectations, plans and prospects that constitute forward looking statements. These statements are based upon assumptions that are subject to significant risks and uncertainties. Because of these risks and uncertainties and as a result of a variety of factors, the actual results, expectations, achievements or performance may differ materially from those anticipated and indicated by these forward-looking statements. Forward-looking statements in this news release include, but are not limited to, the ability of the Company to implement certain corporate actions, such as the implementation of a special dividend, the expected financial performance of the Company, including Tingo Mobile’s performance, the ability of the Company to recognize benefits associated with its recent acquisitions, the Company’s anticipated future growth strategy, including the expansion of its customer base and operations, the completion of the state-of-the-art $1.6 billion food processing facility, the potential benefits recognized from Tingo Mobile’s agreement with Prime Commodity Exchange (PCX) and All Farmers Association of Nigeria (AFAN) and the operational performance of TingoPay Super App and Tingo Visa card. Any number of factors could cause actual results to differ materially from these forward-looking statements as well as future results. Although the Company believes that the expectations reflected in forward looking statements are reasonable, it can give no assurance that the expectations of any forward-looking statements will prove to be correct. Except as required by law, the Company disclaims any intention and assumes no obligation to update or revise any forward-looking statements to reflect actual results, whether as a result of new information, future events, changes in assumptions, changes in factors affecting such forward-looking statements or otherwise.

Investor Relations Contact

Chris Tyson/Larry Holub
949-491-8235
TIO@mzgroup.us
www.mzgroup.us

TINGO GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(USD In Thousands, Except Share and Par Value Data)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$780,153	$500,316
Trade accounts receivable, net	356,771	11,541
Related party receivables	14,535	13,491
Other current assets	4,686	5,828
Total current assets	1,156,145	531,176

Property and equipment, net	651,754	855,125
Intangible assets, net	322,007	185,407
Goodwill	231,637	101,247
Right of use assets under operating lease	2,001	2,260
Long-term deposit and other non-current assets	483	514
Deferred tax assets	4,015	3,661
Restricted cash escrow	2,242	2,233
Micronet Ltd. equity method investment	527	735
Total long-term assets	1,214,666	1,151,182

Total assets	$2,370,811	$1,682,358

	March 31, 2023	December 31, 2022
LIABILITIES TEMPORARY EQUITY AND EQUITY

Short-term loan	$312	$460
Trade accounts payable	204,304	11,092
Deposit held on behalf of clients	2,330	2,528
Related party payables	47,083	57,506
Current operating lease liability	1,165	1,215
Other current liabilities	306,238	192,594
Total current liabilities	561,432	265,395

Long-term loan	379	377
Long-term operating lease liability	691	905
Promissory note	205,369	-
Deferred tax liabilities	129,565	89,597
Accrued severance pay	48	50
Total long-term liabilities	336,052	90,929

Commitment and Contingencies (Note 10)	-	-

Temporary equity
Preferred stock Series B subject to redemption: $0.001 par value, 33,687.21 shares authorized and 0 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively.	553,035	553,035

Stockholders’ Equity:
Preferred stock Series A: $0.001 par value, 2,604.28 shares authorized and 0 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	3	3
Common stock: $0.001 par value, 425,000,000 shares authorized, 163,727,382 and 157,599,882 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	164	158
Additional paid in capital	896,398	889,579
Accumulated other comprehensive income (loss)	(31,432)	4,367
Accumulated earnings (deficit)	53,277	(123,463)
TINGO GROUP, Inc. stockholders’ equity	918,410	770,644

Non-controlling interests	1,882	2,355

Total stockholders’ equity	920,292	772,999

Total liabilities, temporary equity and stockholders’ equity	$2,370,811	$1,682,358

TINGO GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(USD In Thousands, Except Share and Earnings Per Share Data)

	Three months ended March 31,
	2023	2022
Revenues	$851,245	$9,563
Cost of revenues	464,391	8,298
Gross profit	386,854	1,265
Operating expenses:
Research and development	363	595
Selling and marketing	85,068	2,517
General and administrative	29,627	7,326
Amortization of intangible assets	11,119	797
Total operating expenses	126,177	11,235

Profit (loss) from operations	260,677	(9,970)
Other income	425	155
Financial income , net	1,444	78
Profit (loss) before provision for income taxes	262,546	(9,737)
Income tax expenses (benefit)	85,914	(1,076)

Net profit (loss) after provision for income taxes	176,632	(8,661)
Loss from equity investment	(208)	(184)
Net profit (loss)	176,424	(8,845)
Net loss attributable to non-controlling stockholders	(316)	(159)
Net profit (loss) attributable to TINGO GROUP, Inc.	$176,740	$(8,686)
Profit (loss) per share attributable to TINGO GROUP, Inc.:
Basic profit (loss) per share	$1.10	$(0.07)
Diluted profit (loss) per share	0.33	$(0.07)

Weighted average common shares outstanding:
Basic	161,302,051	122,435,576
Diluted	524,214,392	122,435,576

	Three months ended March 31,
	2023	2022
Net profit (loss)	$176,424	$(8,845)
Other comprehensive income (loss), net of tax:
Currency translation adjustment	(35,799)	(29)
Total comprehensive profit (loss)	140,625	(8,874)
Comprehensive loss attributable to non-controlling stockholders	(473)	(212)
Comprehensive profit (loss) attributable to TINGO GROUP, Inc.	$141,098	$(8,662)

TINGO GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(USD In Thousands)

	Three months ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit (loss)	$176,424	$(8,845)

Adjustments to reconcile net loss to net cash used in operating activities:
Loss from equity investment	208	184
Depreciation and amortization	111,055	871
Provision for doubtful accounts	570	118
Shares issued to service providers and employees	6,795	-
Stock-based compensation for employees and consultants	30	125
Changes in assets and liabilities:
Change in deferred taxes, net	(3,656)	(1,073)
Change in long-term deposit and prepaid expenses	30	(203)
Change in right of use assets	259	324
Change in lease liabilities	(265)	(309)
Due to related party	(1,894)	737
Change in accrued interest	1,369	-
Increase (decrease) in trade accounts receivable, net	(150,131)	(3,346)
Increase in other current assets	1,367	(640)
(Decrease) increase in trade accounts payable	(2,458)	(3,606)
Decrease in deposit held on behalf of client	(198)	(198)
Increase in other current liabilities	103,288	401
Net cash provided by (used in) operating activities	$242,793	$(8,362)

	Three months ended March 31,
	2023	2022
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3)	(49)
Acquisition of Tingo Foods (Appendix A)	56,849	-

Net cash provided by (used in) investing activities	$56,846	$(49)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of short-term loan	(149)	(520)
Repayment of loan from related party (Micronet)	-	534
Repayment on loan to related party	(8,125)	-
Net cash provided by (used in) financing activities	$(8,274)	$14

TRANSLATION ADJUSTMENT ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(11,519)	(74)

NET CHANGE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	279,846	(8,471)

Cash and cash equivalents and restricted cash at beginning of the period	502,549	97,347

Cash and cash equivalents and restricted cash at end of the period	$782,395	$88,876

Supplemental disclosure of cash flow information:
Amount paid during the period for:

Interest	$666	$6
Taxes	$426	$3

The following table provides a reconciliation of cash and cash equivalent and restricted cash reported within the statement of financial position that sum to the total of the same amounts shown in the statement of cash flows:

Cash and cash equivalents at end of the period	$780,153	$94,930
Restricted cash at end of the period	2,242	2,417
Cash and cash equivalents and restricted cash at end of the period	$782,395	$97,347

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the U.S., or GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP, or non-GAAP financial measures. Management uses non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance.

Management believes that EBITDA reflects our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in our business, as they exclude expenses and gains that are not reflective of our ongoing operating results. Management also believes that EBITDA will be a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. The Company believes EBITDA is useful to investors for the purposes of comparing our results period-to-period and alongside peers and understanding and evaluating our operating results in the same manner as our management team and board of directors.

These supplemental measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented. In addition, since these non-GAAP measures are not determined in accordance with GAAP, they are susceptible to varying calculations and may not be comparable to other similarly titled non-GAAP measures of other companies.

The EBITDA does not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP.

EBITDA is defined as net income from continuing operations calculated in accordance with GAAP, less net income attributable to non-controlling interests, plus the sum of income tax expense, interest expense, net, depreciation and amortization (“EBITDA”).

The following is a reconciliation of net profit (loss), the most directly comparable GAAP financial measure, to EBITDA (a non-GAAP financial measure) for each of the periods indicated. For additional information on these non-GAAP financial measures, see “Non-GAAP Financial Measures” above.

	Three months ended March 31,
	(Dollars in Thousands,)
	2023	2022
GAAP net profit (loss) attributable to TINGO GROUP, Inc.	$176,740	$(8,686)
Adjusted for:
Net loss attributable to non-controlling stockholders	(316)	(159)
Loss from equity investment	208	184
Income tax expenses (benefit)	85,914	(1,076)
Financial income, net	(1,444)	(78)
Depreciation and amortization	111,055	871
Total EBITDA net profit (loss) attributable to TINGO GROUP, Inc.	$372,157	$(8,944)